UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                      Commission File Number 000-33453

                            Elsinore Capital IV Ltd.
                            ------------------------
          (Exact Name of registrant as specified in its charter)

                     7011 S Brookshire Ct, Spokane, WA 99223
                               (509)448-4946
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     (Address, including zip code, and telephone number, including the area code of principal executive offices)


                Common Stock, par value $0.001 per share
                -----------------------------------------
(Title of all classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [x]   Rule 12h-3(b)(1)(i)      [x]
        Rule 12g-4(a)(1)(ii)    [ ]   Rule 12h-3(b)(1)(ii)     [ ]
        Rule 12g-4(a)(2)(i)     [ ]   Rule 12h-3(b)(2)(i)      [ ]
        Rule 12g-4(a)(2)(ii)    [ ]   Rule 12h-3(b)(2)(ii)     [ ]
                                      Rule 15d-6               [ ]


Approximate number of holders as of the certification or notice date: One

Pursuant to the requirements of the Securities Exchange Act of 1934, Elsinore Capital IV Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 3, 2009                   By: /s/ Kevin L. Nichols
                                             --------------------
                                                 Kevin L. Nichols
                                                 President, CEO